UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): January 6, 2015

CHINA GREENSTAR CORPORATION

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

000-54731	27-5213322
(Commission File Number)	(IRS Employer Identification No.)

Suite B, 16/F, Ritz Plaza 122 Austin Road Tsim Sha Tsui, Kowloon, Hong Kong	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 852 9787 3883

Stark Beneficial, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2015, China Greenstar Corporation received notification from Mr. Ansheng Ben Yu that effective immediately, he resigned from his positions as Chief Executive Officer, President and as a member of the Board of Directors of the Company. There were no disagreements between Mr. Yu and the Company on any matter relating to the Company’s operations, policies or practices which resulted in his resignation.

Ms. Huangchen Chen, age 34, will succeed Mr. Yu as Chief Executive Officer and President. Mr. Chen is currently Chairman of the Board. Mr. Chen has served as Chairman of the Board of China Greenstar Holdings Limited, a company organized under the laws of British Virgin Islands, since the company was formed. Prior to that role, from June 2010 to present, Mr. Chen acted as Chairman of the Board of Beijing Greenstar Holdings Company Limited. Mr. Huangchen holds a Bachelor of Arts degree in Business Administration from University of Science and Technology Beijing.

We have not entered into an employment agreement with Mr. Chen. At such time in the future that we do, we will file a Current Report on Form 8-K to disclose the terms of his compensation.

There is no family relationship between Mr. Chen and any other director or executive officer of the Company.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 6, 2015, the Company filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, whereby its wholly-owned subsidiary, China Greenstar Corporation, merged with and into the Company. In connection with the merger, the Company changed its name from Stark Beneficial, Inc. to China Greenstar Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Greenstar Corporation.

By:	/s/ Huangchen Chen
Name:	Huangchen Chen
Title:	Chief Executive Officer and President

Dated: February 4, 2015